TOYOTA SUBSIDIARY HINO MOTORS
UNVEILS MOTORCOACH
WITH SPD-SMART WINDOWS
AT THE TOKYO MOTOR SHOW

WOODBURY, NY, October 25, 2007 - At the 40th Tokyo Motor
Show 2007, Hino Motors, Ltd., a subsidary of Toyota Motor Corporation, is featuring a new concept motorcoach with windows using Research Frontiers' patented SPD-Smart light-control technology. The S'elega Premium, with its variable tint SPD "smart" windows, was shown earlier today at a press briefing by senior executives of Hino Motors at the Tokyo Motor Show where members of the media were able to experience the benefits of smart windows while sitting in Hino Motors' top-of-the-line S'elega Premium luxury tour bus on display at the show.

SPD-Smart automotive windows allow vehicle occupants to instantly, precisely and uniformly control the amount of sunlight, glare and heat passing through the windows, sunroofs and other glazings. They also block more than 99% of harmful UV radiation.

The S'elega Premium, which has five large SPD-Smart window panels totaling over 11 square meters of glass (more than 36 square feet) on the side of the motorcoach, is featured in a promotional video from Hino and can be seen and experienced at the Tokyo Auto
Show through November 11, 2007.

SPD light-control technology is protected by over 500 patents and patent applications held by Research Frontiers Inc., the developer and licensor of the technology used in these instantly dimmable windows. The SPD-Smart windows for the S'elega Premium concept vehicle were produced and supplied by Asahi Glass Company, a licensee of Research Frontiers.

The S'elega Premium is a sleek, modern touring coach with five extremely large and elegantly curved glass panels on its sides. With the touch of a button, the windows go from up to six to eight times darker than a dark conventional automotive window film to approximately as clear as a standard automotive windshield - all in just seconds. The SPD-SmartGlass laminated windows on the S'elega Premium are curved and are approximately 1.1 meters (43.4 inches) tall and most are over 2 meters (81 inches) wide.

These windows are the largest and most optically clear variable tint smart windows ever seen in an automotive vehicle. They allow instant and precise control of how much light, glare and heat pass through the windows, thus creating greater passenger comfort and a more satisfying traveling experience. Other benefits include noise reduction, greater security for both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. In the tour bus environment, SPD-Smart windows also permit the tour guide to selectively reveal scenery during the tour, thus adding a new and exhilarating dynamic to the travel experience.

The Tokyo Motor Show is one of the world's premier automotive shows, attracting over 1.5 million visitors. Visit www.tokyo-motorshow.com for more information about the show.

For more information, visit Research Frontiers' website at www.SmartGlass.com.



About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart controllable glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically. SPD technology product applications include: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New
Award" from Popular Science magazine for home technology, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 34 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-
SmartGlassTM, SmartGlassTM,VaryFastTM, Powered by SPDTM,
The View of the Future - Everywhere You LookTM and Visit
SmartGlass.com - to change your view of the worldTM are trademarks of Research Frontiers Incorporated.

For further information, please contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com